EXHIBIT 1

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879

                               TRADING SYMBOL: WML

                               January 30th, 2004

                              N E W S R E L E A S E
                              ---------------------

Wealth Minerals Ltd. (the "Company") announces it will enter into a non brokered private placement of up to 850,000 units at a price of $0.24 per unit. Each unit will consist of one common share at a price of $0.24 per share and one common share purchase warrant, exercisable into one common share at a price of $0.35. The warrants will have an expiry period of 18 months after the closing of the private placement. This price represents the previous day's closing price of the securities as traded on the TSX Venture Exchange, less the applicable market discount.

Management will subscribe for up to 600,000 units of the private placement.

In addition, the Company announces that it will issue up to 84,000 shares at $0.24 per share in settlement of certain debts outstanding amounting to approximately $20,000.00.

The private placement and the issuance of shares for debt are subject to the necessary approvals of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/  Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director



The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.